Exhibit 99.1

Transatlantic Holdings, Inc. Announces Preliminary Estimate of Fourth Quarter 2011 Catastrophe Costs

Fourth Quarter 2011 Results to be Released on February 1, 2012

NEW YORK--(BUSINESS WIRE)--January 18, 2012--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that it expects to report total net catastrophe costs (net of reinstatement premiums and reinsurance) of approximately $110 million, net of tax, in fourth quarter 2011 results.

Such net catastrophe costs consist principally of $72 million, net of tax, related to floods in Thailand and $33 million, net of tax, from the February 2011 New Zealand Earthquake.

The calculation of catastrophe cost estimates involves a significant amount of judgment and is based on information presently available. Such estimates are often heavily reliant on industry loss predictions, preliminary data from cedants, output from catastrophe modeling software and market share analysis. Due to the preliminary nature of information used to prepare these estimates, among other factors, the ultimate costs that TRH will incur related to these events may differ materially from these estimates.

TRH will announce its fourth quarter 2011 results after the close of trading on the NYSE on Wednesday, February 1, 2012. A copy of the earnings release and financial supplement will be available in the Investor Information section of TRH’s website located at www.transre.com. TRH does not intend to host a conference call to discuss these results.

Caution concerning forward-looking statements:

This press release contains forward-looking statements, including management’s beliefs regarding the aggregate net impact on TRH from recent catastrophe events, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 as well as its other and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit — www.transre.com — for additional information about TRH.

CONTACTS:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292